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                                                                  EXHIBIT 10.7

                                  ATTACHMENT 4

                               SERVICES AGREEMENT

                          BLUE SKY COMMUNICATIONS, INC.

                         INTERWAVE COMMUNICATIONS, INC.


InterWAVE Confidential

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                               SERVICES AGREEMENT

                            DATED SEPTEMBER 27, 2000

BETWEEN:

(1) Blue Sky Communications, Inc., 100 North Point Center East, Suite 300, Alpharetta, Georgia 30022 (the "Purchaser"); and

(2) interWAVE Communications, Inc. of 312 Constitution Drive, Menlo Park, CA 94025 (the "Seller").


WHEREAS:

A. By a Master GSM Products Supply Agreement between the Purchaser and the Seller of even date herewith, the Seller agreed to sell certain products to Purchaser, and to install, integrate, commission and test such products ("the Contract").

B. The Seller agrees to perform the services (the "Services") set forth in this Agreement, described in the attached Scope of Service Work and Installation Services ("Appendix 1") incorporated by this reference herein, on the terms set out herein.

1.       DEFINITIONS

         Capitalized terms shall, except as expressly provided to the contrary herein, bear the same meanings herein as they bear under the Contract.

2.       SCOPE

         The Seller agrees to provide Services, on the terms and conditions herein contained, according to the attached Scope of Services.

3.       TERM

         This Agreement shall commence on the date hereof and shall remain in full force and effect until December 31, 2003.


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4.       FEES AND PAYMENTS

4.1 Fees for Services are listed on Appendix 2, which is incorporated by this reference herein. Services shall be provided in consideration of the payments to be made by Purchaser to the Seller under this Agreement and under the Contract.

4.2      FEES AND PAYMENTS

         (a) Fees for the Services, except for Post-Warranty Support, and for Software I & C Engineering Services, and for Documentation for Software Releases, shall be invoiced by the Seller upon shipment of the Products for which Services are ordered.

         (b) Each payment shall be paid, in U.S. dollars, following receipt by the Purchaser of a duly executed invoice, correctly submitted by the Seller as to the total invoice for the value of the Services for the Products delivered, on the later of :

                  (i) sixty days after delivery of the first delivery of Products for which the Services are ordered, or,

                  (ii) when a certificate is issued certifying that the Products and Services invoiced have passed product compliance testing ("Compliance Certificate") ;

         (c) For Post Warranty Support, if ordered by Purchaser, shall be invoiced and paid quarterly in advance, commencing one year after issuance of the Compliance Certificate regarding Products to which such certificate relates.

         (d) Any of the Services quoted as Training in Attachment 1 to the Contract shall be invoiced ten percent (10%) on placement of the order, and paid ninety percent (90%) on completion of the Training, paid net thirty (30) days.

4.3      THE PURCHASER'S RESPONSIBILITIES

         The Purchaser shall:

         (a) Provide qualified technical personnel capable of performing the tasks described for the Purchaser's personnel in Appendix 1.

         (b) Perform the tasks defined under the Purchaser's Scope of Responsibilities in Appendix 1.

4.4      SELLER PROVIDED SERVICE


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         The Seller shall:

        (a) Provide experienced, duly qualified technical personnel to perform the Services described for the Seller's personnel in Appendix 1.

        (b) Perform the tasks defined under the Seller's Scope of Responsibilities in Appendix 1.

        (c) Perform the Inspection and Compliance Tests that are the Seller's responsibility set forth in the Contract, Section 4.

        (d) Perform each task that is the Seller's responsibility under the Contract and, the Software License attached thereto, including without limitation warranty obligations and non-warranty repair obligations.

        (e) The Seller shall provide all labor and parts which are necessary for providing the services required hereunder and shall invoice the Purchaser as provided in the Prices under this Agreement.

        (f) The Seller shall keep accurate, updated, "as installed" documentation for all system hardware and make such documentation available to the Purchaser on request.

        (g) The Seller shall procure and maintain for itself and its employees all insurance coverage required by applicable law, including worker's compensation insurance. Seller shall also maintain the following insurance:

                  (i) Commercial general liability insurance, including broad form contractual liability, broad form property damage, personal injury, products, completed operations and contractor's protective liability coverages in an amount not less than five million dollars ($5,000,000) combined single limit for bodily injury and property damages;

                  (ii) Automobile liability insurance covering all owned, non-owned and hired vehicles operated by the Seller in the performance of Services with a coverage limit of not less than one million dollars ($1,000,000); and,

                  (iii) Professional errors and omissions insurance with coverage in an amount not less than one million dollars ($1,000,000), unless otherwise mutually agreed in writing by the Parties.

                  (iv) Purchaser shall be named as additional insured on all such policies and Seller shall provide to Purchaser certificates of insurance (with


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                         respect to such policies) evidencing such policies
                         and coverage. All such policies shall provide that Purchaser shall be given at least 30 days' prior notice of cancellation or termination. In the event of such cancellation or termination, Purchaser may pay for and provide insurance required for Seller hereunder, and bill Seller for the cost thereof.

        (h) The Seller shall prepare and give to the Purchaser a list of all service personnel who may perform work under this Agreement, who shall be subject to the approval of the Purchaser (not to be unreasonably withheld) for the purpose of granting such personnel access to the Site to perform Services. Seller shall, at Purchaser's reasonable request, remove any such personnel for cause, from a Site or Purchaser facility, and replace such personnel.

        (i) Where any service is undertaken by remote access by the Seller, the Seller shall follow such procedures as the Purchaser shall consider appropriate including without prejudice to the generality of the foregoing, the registration with the Purchaser of all persons requiring access together with their identification numbers for log in purpose. The Purchaser shall advise the Seller of the password to be used for such purposes and access shall be by confidential password. The Seller shall be wholly responsible for and bear the risk of all access using such procedure and the Purchaser shall be under no obligation to make further inquiry as to the authority of the person accessing the system. The Seller shall be responsible for maintaining the security of the System and ensure that access is protected by such secured ID system permitting access only to the Seller's authorized personnel.

        (j) The Seller shall provide adequate technical training and technology transfer of the System to the Purchaser, with training provided on Seller's price list for training courses.

        (k) Seller's employees and/or subcontractors shall comply with all Purchaser safety rules and regulations, job work rules, security regulations, emergency plans and procedures, as applicable.

         (l) Throughout the term of this Agreement, other contractors and persons (including personnel of Purchaser) may be required to render services in or install equipment or software in the System. Purchaser reserves the right to permit and put such other contractors and persons to work and to afford them access to the System at such times and under such conditions as do not unreasonably interfere with Seller. Seller shall make commercially reasonable efforts to so conduct and coordinate its aspects of the work so as to minimize interference with such other work. In addition, Seller shall also make commercially reasonable efforts to cooperate with Purchaser in providing such information and assistance as


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                  requested by Purchaser or such other contractors or persons for such coordination in a timely manner. Such contractors and other persons shall be required by Purchaser to sign non-disclosure agreements of the form of Attachment 6 of the Contract prior to Seller or Purchaser disclosing Seller's confidential or proprietary information to such persons.

        (m) Upon Purchaser's order, after termination of the warranty period regarding any Products, Equipment or Software Seller shall provide the following Services ("Post Warranty Support") regarding such for the prices listed in Appendix 2 to this agreement:

                  (i) LEVEL 1 SUPPORT: General Maintenance Services. Maintain the Products and Equipment and Software in good working order and remedy any failure of them to perform in accordance with the specifications therefor or with the warranties set forth in the Contract. Such General Maintenance Services shall include, and Seller shall perform, (i) telephone support, (ii) certain Equipment installation services, (iii) remedial maintenance if Product, Equipment or Software are inoperable or otherwise fail to meet the specifications therefor or the warranties therefore, which is necessary to return the Products and Equipment to these standards ("Remedial Maintenance"), (iv) preventive maintenance to keep Products in good operating condition ("Preventive Maintenance"), and (v) certain additional services.

                  (ii) LEVEL 2 SUPPORT: Telephone Support. Seller shall provide Purchaser a toll-free number for "telephone support" to respond to problems in the installation, use and maintenance of the Products, Equipment and Software and to provide assistance with regard to such problems. "Telephone support" means Seller's provision of operating instructions, technical advice, and troubleshooting regarding the Products, Equipment and Software and reasonable assistance in helping Purchaser install and operate the updates and enhancements provided. Telephone support shall be available 24 hours per day, 7 days per week.

                  (iii) EQUIPMENT INSTALLATION SERVICES. Installation, integration, commissioning, and testing of Products as provided in Appendix 1.

                  (iv) REMEDIAL MAINTENANCE. Seller shall provide remedial maintenance regarding defective or non-functioning Equipment, Products and Software to the same extent, and within the same timeframes, as it provides under its warranty obligations in the Contract and, with respect to Software, the Software License.

                  (v) PREVENTIVE MAINTENANCE. In addition to the foregoing, Seller shall


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                           provide Preventive Maintenance services for the
                           Equipment on a semi-annual basis. Such maintenance will be performed outside of Purchaser's peak business hours. Preventive Maintenance is a routine check-up and includes the installation of any engineering changes, modifications or improvements made to the Equipment to meet safety requirements or maintain performance to specifications, and testing of any necessary adjustments.

        (n) ADDITIONAL SERVICES. Purchaser may request and Seller may provide, additional services related to the Equipment, Products and Software (the "Additional Services") at Seller's then current time and materials charges as may be mutually agreed between Purchaser and Seller. Software enhancements, features or applications are not Additional Services under this paragraph and may only be requested under a separate mutually agreed written agreement at Seller's then prevailing prices or non-recurring engineering charges.

         (o) PURCHASER ORDER AND AVAILABILITY. Purchaser may order Post Warranty Support on not less than an annual basis. Seller shall make Post Warranty Support available to Purchaser for a period of eight (8) years following the date of this Agreement, or five (5) years following the date of the last Product compliance of Equipment delivered under the Contract, whichever is shorter; provided that Seller shall make Software Post Warranty Support available to Purchase for a period of ten (10) years following date of last Product Compliance for such Software, on the condition that Purchaser upgrade its software to Seller's new release no less often than once every two years.

         (p) TRAINING. Seller shall, at Purchaser's request, provide training to Purchaser in the installation, integration, commissioning, testing, maintenance and operation of the Products. Such training will be at such time and places as mutually agreed. Such training will be at Seller's then current prices, which shall be invoiced to Purchaser.

4.5      SOFTWARE UPGRADES, ENHANCEMENTS, FIXES

         During the term hereof, Seller shall provide Purchaser with any patches (including revisions required to address regulatory changes implemented by Federal, state or local governmental entities, including without limitation, the FCC), and bug fixes of defects to the software for the Products of which it learns from any source. For all such patches and fixes, Seller shall promptly provide Purchaser with corrected copies of same, without additional charge. For upgrades and enhancements, Seller shall supply such to Purchaser with the next upgrade or revision to such software, which shall be provided yearly at a minimum, at Seller's then prevailing prices for such upgrades, enhancements, revisions and new releases. Seller will provide complete Documentation conforming to the requirements set forth in the Contract for all such upgrades, enhancements and fixes. Seller does not provide new features except by mutual separate written agreement with Purchaser,


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         specifying Seller's prices for such features, or as part of Seller's new releases of Software.

4.6.     WARRANTIES OF EQUIPMENT AND SOFTWARE

         Without limiting the provision of the Contract or the above provisions, The Seller shall replace, make good or rectify any Equipment or Software which does not comply with the Warranties set out in Clause 6 of the Contract.

5.       WARRANTIES AND CONDITION OF SERVICE

5.1 Without limiting the warranties and undertakings provided in The Contract, The Seller warrants that all Services performed hereunder will be performed in a professional and workmanlike manner by personnel duly qualified.

5.2 The Seller's obligation to provide service hereunder shall not extend to faults caused by:

         (a) accident caused by the Purchaser or the negligence of the Purchaser;

         (b) failure of the Purchaser to use the System in accordance with reasonable requirements of the Seller as set out in the Documentation;

         (c) failure or defect of the Purchaser's electrical power, external electrical circuitry, air conditioning or humidity control resulting in operating conditions not being in accordance with the Specifications;

         (d) any party other than the Seller, or a customer service representative authorized by the Seller, modifying, adjusting repairing, servicing or installing the System.

         During an Emergency, the repair of Equipment of any specific work must be performed by qualified Purchaser staff who have undertaken the training organized by the Seller. The Purchaser shall inform the Seller of the details of fault and repair in writing, within 24 hours after emergency repair and any work so performed by the Purchaser staff shall not invalidate any Warranties provided reasonable care is taken during such repair.

6.       DEFAULT

6.1 If a party becomes insolvent or enters into any liquidation or insolvency proceedings, has a receiver, manager, administrator, trustee or similar officer appointed or has a resolution passed or an order made against it for winding up or if


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         a winding-up petition is issued or if any composition or arrangement with its creditors is made, or if it is unable to pay its debts or has any execution or attachment levied in respect of any of its assets which is not discharged within 30 working days, the other party shall be entitled forthwith to terminate this Agreement without notice or compensation, except for payment of the amounts due under this Agreement.

6.2 Either party may terminate this Agreement upon the other's material breach, which has not been cured within ninety (90) days of the breaching party's receipt of written notice of such breach, which notice must describe such breach in reasonable detail.

6.3 Notwithstanding anything herein provided, any termination of this Agreement shall not affect any accrued rights or liabilities of any party existing or accruing prior to such termination.

7.       COVENANT NOT TO EMPLOY

         The Purchaser and the Seller agree that during the term of this Agreement and for a period of six (6) months thereafter, neither shall directly solicit for the purpose of employment in relation to performance of maintenance of the System any employee of the other involved in the performance of System maintenance. If at any time this provision is found to be overly broad under the laws of an applicable jurisdiction, then this provision shall deemed to be deleted from this Agreement and both parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for this provision found to be void or unenforceable.

8.       INDEMNITY.

         Seller shall indemnify each of Purchaser, its officers, directors, employees, contractors, agents and representatives, against any loss, cost, damage, claim, expense or liability, including but not limited to liability as a result of injury to or death of any person or damage to or loss or destruction of any property, arising out of, as a result of, or in connection with the performance of this Agreement and directly or indirectly caused by the acts or omissions of Seller or a contractor or agent of Seller or an employee of any one of them, except that Seller shall not be obligated to indemnify any of the foregoing for any such loss, cost, damage, claim, expense or liability caused directly or indirectly by the acts or omissions of Purchaser or a contractor or agent of Purchaser or an employee of any one of them. In the foregoing sentence, the words "any person" include, but are not limited to, a contractor or agent of Purchaser or Seller and an employee of Purchaser, Seller or any such contractor or agent; and the words "any property" shall include, but not be limited to, property of the Purchaser, Seller or any such contractor or agent, or an


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         employee of any one of them. Upon Purchaser's request, Seller shall, at no cost or expense to Purchaser, defend or settle any suit or other legal action asserting a claim for any loss, damage or liability specified above, and Seller shall pay any costs (including but not limited to attorneys' fees) that may be incurred by Purchaser in connection with any such claim or suit or enforcing the indemnity granted above, except that Seller's obligation to indemnify, defend or settle shall be conditioned on: (i) Purchaser promptly notifying Seller in writing within thirty (30) days of Purchaser's receipt of written notice of such claim, (ii) Purchaser providing Seller with control of the defense and of all related negotiations, including settlement negotiations, and (iii) Purchaser providing Seller with reasonable assistance, information and authority necessary to perform the above obligations. Seller shall have no liability for any settlement made without its express written consent. The foregoing indemnity is limited by the limitations in the Contract, Section 32, page 28.

9.       ENTIRE AGREEMENT

9.1 This Agreement and the Contract and its attached schedules and appendices constitute the entire understanding between the parties concerning the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written and whether or not executed by the Seller and the Purchaser. No modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representative of both parties.

9.2 Subject to Clause 9.3, the terms and conditions of this Agreement shall prevail notwithstanding any variance with the terms and conditions of any order submitted by the Purchaser following execution hereof. In no event shall the preprinted terms and conditions found on any customer purchaser order, acknowledgement or other form be considered an amendment or modification of this Agreement even if such documents are signed by representatives of both parties; such preprinted terms and conditions shall be null and void and of no force and effect.

9.3 In the event of any inconsistency between this Agreement and the Contract, The Contract shall prevail to the extent of the inconsistency.

10.      APPLICABLE LAW

10.1 This Agreement shall be interpreted, construed and governed by the laws of the State of California and the parties hereto submit to the non-exclusive jurisdiction of the state and federal courts in Santa Clara County, California.

11.      ARBITRATION, NOTICE, ASSIGNMENT, CUMULATIVE REMEDIES


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11.1     The arbitration provisions of the Contract, Section 23, govern any dispute between the parties; the notice provisions of the Contract,
         Section 27, govern notice; the Assignment provisions of the Contract,
         Section 35, govern assignment; and the cumulative remedies provisions of the Contract, Section 38, govern remedies, under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

BLUE SKY COMMUNICATIONS, INC.             INTERWAVE COMMUNICATIONS, INC.

By: /s/ David Lasier                      By: /s/ Priscilla Lu
   ----------------------------------         --------------------------------

Name:         David Lasier                Name:       Priscilla Lu
     --------------------------------          -------------------------------

Title:    Chief Executive Officer         Title:   Chief Executive Officer
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Date:     September 27, 2000              Date:     September 27, 2000
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